Exhibit 21.1

SUBSIDIARIES OF GENERAL FINANCE CORPORATION
(All 100% Owned)

GFN Australasia Finance Pty. Limited, an Australian corporation

GFN Australasia Pty. Holdings Pty. Limited, an Australian corporation